CONFIRMING STATEMENT



This Statement confirms that the undersigned, Iowa Farm Bureau Federation, has authorized and designated any one of Stephen M. Morain, Robert A. Simons or Douglas V. Shelton to execute and file on the undersigned's behalf all Forms
3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of FBL Financial Group, Inc. The authority of Stephen M. Morain, Robert A. Simons and Douglas V. Shelton under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of FBL Financial Group, Inc., unless earlier revoked in writing. The undersigned acknowledges that Stephen M. Morain, Robert A. Simons and Douglas V. Shelton are not assuming any of the undersigned's responsibilities to comply with
Section 16 of the Securities Exchange Act of 1934.


Date: March 18, 2004		IOWA FARM BUREAU FEDERATION


					/s/Jerry C. Downin
				By: _____________________________
				Jerrry C. Downin
				Executive Director and Secretary-
				Treasurer